FOR IMMEDIATE RELEASE

CONTACTS:

LJL BIOSYSTEMS, INC.:         MEDIA RELATIONS:         INVESTOR RELATIONS:

Larry Tannenbaum              Friestedt International       Financial Relations
CFO and Senior Vice President Susanne Friestedt             Board
(408) 548-0542                (619) 223-8844
LTannenbaum@LJLbio.com        friestintl@aol.com       Lise Needham (general
                                                            info)
                                                       Kate Rajeck (analyst
                                                            contact)
                                                       Scott Marx (media)
                                                       (415) 986-1591
                                                       ker@sf.frbd.com


              LJL BIOSYSTEMS RAISES $7.0 MILLION PRIVATE PLACEMENT
                 JOHN DIEKMAN, PH.D., JOINS BOARD OF DIRECTORS


SUNNYVALE, CA, JANUARY 27, 1999 -- LJL BioSystems, Inc. (Nasdaq: LJLB), a leading manufacturer of High Throughput Screening (HTS) products for accelerated drug discovery today announced it raised $7 million in a private placement of 2 million shares of unregistered Common Stock.

Bay City Capital, a leading investor in the life sciences industry and The Kaufmann Fund, an emerging growth company mutual fund co-lead this investment. As part of this transaction, John Diekman, a Managing Director of Bay City Capital, will join LJL's Board of Directors.

"Bay City and the Kaufmann Fund are well respected institutional investors in healthcare today. We look forward to their contributions as we continue to build value for LJL shareholders. The capital infusion from this financing will support an expanded effort to grow LJL's installed base of HTS systems at pharmaceutical and biotechnology companies around the world. The new funding will also help us accelerate development and commercialization of new consumable products, such as assay kits, plates, and reagents, an important element of our business strategy," said Lev Leytes, LJL's President and Chief Executive Officer.

"The addition of John Diekman to our Board of Directors provides us with tremendous industry experience. John has worked closely with global pharmaceutical leaders to commercialize technologies that are transforming the industry. Furthermore, John has extensive experience in drug discovery as well as in directing the strategic growth of several successful companies," Leytes added.

Dr. Diekman has more than 20 years of experience in drug discovery and pharmaceutical organizations including roles as CEO or President at Affymetrix, Affymax, Monoclonal Antibodies, Salutar and Zoecon. He is currently a director of several public and private companies and is on the Board of Trustees of the Scripps Research Institute in La Jolla.

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"As Bay City Capital worked with LJL to put this transaction together, we became convinced that LJL is implementing an intelligent and powerful approach to a truly significant market opportunity," said Diekman. " We look forward to contributing as an investor and board member to LJL's success."

Skip Klein, health care analyst for The Kaufmann Fund said, "The potential in the High Throughput Screening market is significant as the explosion brought on by genomics and combinatorial chemistry makes HTS crucial to every pharmaceutical and biotechnology company. I first heard about LJL from satisfied customers as well as from competitors. LJL's customers are excited and supportive of their distributive approach to HTS. I believe they have a great opportunity as their installed equipment base grows and they further expand their consumables offering. Clearly, the gold rush is on, and LJL is in an unique provider of picks and shovels."

The securities sold in this private placement have not been registered in the United States under the Securities Act of 1933. The company will register the shares at a future date. The company offered the shares directly to investors and used Hambrecht & Quist as its financial advisor. LJL now has approximately 12.5 million shares of Common Stock outstanding.